Filed Pursuant to Rule 424(b)(3)

Registration No. 333-266559

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 12, 2022)

AMERICAN REBEL HOLDINGS, INC.

35,135,136 Shares of Common Stock

This prospectus supplement amends and supplements the information in the prospectus, dated August 12, 2022 (the “Prospectus”) relating to the offer and sale of 35,135,136 shares of the Company’s common stock by the Selling Stockholders identified in the Prospectus. The original 35,135,136 shares were reduced to 2,770,658 shares following (i) the reverse stock split of 1 for 25 effected by American Rebel Holdings, Inc. (the “Company”) on June 27, 2023 and (ii) certain adjustments to the warrants described in the Prospectus which resulted in a warrant amount of 2,302,188 (the “Warrants”). This prospectus supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus and any future amendments or supplements thereto.

We are filing this prospectus supplement to amend the Prospectus because, pursuant to that certain letter agreement dated September 8, 2023 (the “Letter Agreement”), between the Company and the respective holders of the Warrants, who are named as Selling Stockholders in the Prospectus, the Warrants will be exercised immediately at the exercise price of $1.10. Pursuant to the Letter Agreement, the Company will issue to the Selling Stockholders party to the Letter Agreement, for each Warrant held by such Selling Stockholder, two new warrants, each to purchase one share of the Company’s common stock, issued as of September 8, 2023, exercisable immediately, for a term of five years, at a price of $1.10, subject to customary adjustment provisions and, in the case of one of the warrants, subject to anti-dilution adjustment to the warrant’s exercise price in the event of certain issuances of shares of the Company’s common stock. The two new warrants and the shares of the Company’s common stock underlying the two new warrants are not registered pursuant to the Prospectus.

Investing in our securities involves significant risks. Please see “Risk Factors” beginning on page 5 of the Prospectus and in the documents incorporated by reference into the Prospectus for a discussion of the factors you should carefully consider before deciding to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 8, 2023